Exhibit 10.4

AMENDMENT

TO THE DOMINION ENERGY, INC. NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

THIS AMENDMENT to the Dominion Energy, Inc. New Executive Supplemental Retirement Plan, as amended and restated effective as of July 1, 2013 (the “Plan”), is adopted and shall be effective as of June 21, 2024.

WHEREAS, Dominion Energy, Inc. (the “Company”) sponsors and maintains the Plan;

WHEREAS, the Company has the authority to amend the Plan and now wishes to do so;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.
A new Section 8.6 is added to the Plan as follows:

Notwithstanding the foregoing, the Plan is irrevocably terminated, effective as of June 21, 2024, with respect to all Participants (the “EOG Participants”) who experienced a change in control event (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) on March 7, 2024 in connection with the closing of the transaction described in the Purchase and Sale Agreement, as amended or supplemented, dated as of September 5, 2023, by and between the Company and Enbridge Elephant Holdings, LLC, consistent with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B). Accordingly, as soon as administratively practicable after June 21, 2024, and in no event later than 12 months following June 21, 2024, all amounts of compensation deferred under the Plan and amounts subject to Code Section 409A under all other plans and arrangements treated as a single plan with the Plan under Treasury Regulation Section 1.409A-1(c)(2) with respect to the EOG Participants shall be irrevocably liquidated and paid to the EOG Participants in a single lump sum cash payment.

2. In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date set forth below.

DOMINION ENERGY, INC.

By: /s/ Regina J. Elbert

Name: Regina J. Elbert

Title: Senior Vice President and

Chief Human Resources Officer

Date: June 25, 2024